Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-259725 and 333-255828 on Form S-3 and Registration Statement Nos. 333-234083, 333-239243, 333-256806 and 333-266990 on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements and financial statement schedule of Custom Truck One Source, Inc. (formerly Nesco Holdings, Inc.) for the year ended December 31, 2020, appearing in this Annual Report on Form 10-K of Custom Truck One Source, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 14, 2023